SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. )

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

CLEARBRIDGE ENERGY MLP OPPORTUNITY FUND INC.

(Name of Registrant as Specified in Its Charter)

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Closed-End Funds

Frequently Asked Questions:

CBA AND EMO

POTENTIAL FUND MERGER

On May 29, 2018, it was announced that the Board of Directors proposed the merger of ClearBridge American Energy MLP Fund Inc. (“CBA”) with and into ClearBridge Energy MLP Opportunity Fund Inc. (“EMO”). A joint special meeting of CBA and EMO shareholders is scheduled for November 7, 2018 for the purpose of voting upon the proposed merger.

The Q&A below addresses some common questions about the proposed merger.

Document filed on September 26, 2018 pursuant to Section 14(a) of the Securities Exchange Act of 1934.

Both CBA and EMO are closed-end, non-diversified management investment companies listed on the New York Stock Exchange.

Past performance is no guarantee of future results.

All investments involve risk, including possible loss of principal.

SEP2018

IN THE U.S. – INVESTMENT PRODUCTS: NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE

Q.	Why am I receiving the Proxy Statement/Prospectus?

A.

As a stockholder of either CBA or EMO, you are being asked to vote in favor of a proposal to merge CBA with and into EMO in accordance with the Maryland General Corporation Law (the “Proposal”). If approved, this Proposal will be implemented concurrently with an amendment to EMO’s name and 80% policy that is further described below.

Q.	How will the Merger affect me?

A.

If the Merger is approved, CBA will be merged with and into EMO in accordance with the Maryland General Corporation Law. CBA’s assets and liabilities will be combined with the assets and liabilities of EMO, and stockholders of CBA will become stockholders of EMO.

Q.	What will happen to the stock of CBA and/or EMO that I currently own as a result of the Merger?
A.

As a result of the Merger, each share of common stock of CBA would convert into an equivalent dollar amount (to the nearest $0.001) of full shares of common stock of EMO, based on the net asset value of each Fund on the date preceding the Merger. EMO will not issue fractional shares to CBA stockholders. In lieu of issuing fractional shares, EMO will pay cash to each former CBA stockholder in an amount equal to the value of the fractional shares of EMO common stock that the investor would otherwise have received in the Merger. The currently issued and outstanding shares of EMO common stock will remain issued and outstanding. Stockholders of EMO will be stockholders in a larger fund.

In addition, EMO would issue and deliver to CBA for distribution to holders of CBA MRPS the same number of newly issued shares of Series D, E, F and G MRPS as that number of shares of CBA’s Series A, B, C and D MRPS issued and outstanding immediately before the date of the Merger, with terms identical to the terms of CBA’s existing Series A, B, C and D MRPS. The aggregate liquidation preference of EMO MRPS to be distributed to the holders of CBA MRPS in the event of liquidation of EMO would equal the aggregate liquidation preference of CBA MRPS held immediately before the date of the Merger. The newly issued EMO MRPS would have equal priority with any other outstanding EMO MRPS as to the payment of dividends and as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of EMO. Any accrued and unpaid dividends on the CBA MRPS as of date of the Merger would be assumed by EMO and would apply and be payable on an equivalent share-for-share basis and on the same dividend payment schedule.

Upon the consummation of the Merger, all shares of CBA common stock and MRPS shall cease to be outstanding, shall automatically be cancelled and shall cease to exist, and the holders of certificates or book entry shares which, immediately prior to the effective date of the Merger, represented such shares of CBA common stock and/or MRPS, as the case may be, shall cease to have any rights with respect thereto, except the right to receive the consideration described above.

Q.	What are the benefits of the Merger?

A.

The Board of Directors of each Fund believes that the Merger is in the best interests of both CBA stockholders and EMO stockholders. There are no material differences between CBA’s and EMO’s investment objectives, policies and strategies, which will allow CBA stockholders to continue to have exposure to total return. In addition, after careful consideration, the Board of Directors for CBA and EMO believe that the Merger will benefit the stockholders of each Fund for the following reasons:

•	Cost savings through elimination of duplicative expenses and greater economies of scale

It is anticipated that the combined company would have a lower expense level with estimated aggregate cost savings of approximately $646,000 annually, the majority of which is expected to be attributable to reduced operating costs. The following table shows the expenses of each Fund and on a pro forma basis on May 31, 2018.

	CBA ($)	EMO ($)	Pro forma combined fund (%)
Management Fees (Net Assets)	1.47	1.49	1.48
Other Expenses (Net Assets)	0.27	0.31	0.20
Sub-Total Expenses (Net Assets)	1.74	1.80	1.68
Interest/Leverage	1.81	1.73	1.78
Total Expenses (Net Assets)	3.55	3.53	3.46

•	Larger asset base of the combined Fund relative to the current Funds

The larger asset base of the combined Fund relative to each Fund may provide greater financial flexibility. In particular, as the merged larger entity, EMO stockholders may benefit from access to more attractive leverage terms (i.e. lower borrowing costs on debt and preferred stock) and a wider range of alternatives for raising capital to growing capital.

•	Enhanced market liquidity

A larger fund size and additional trading has the potential to make the merged fund more attractive to traditional and institutional investors. There is also the potential for tighter bid/ask spreads in the secondary market and guiding the Fund’s market price to trade closer to its NAV.

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•	Additional diversification from a larger pool of assets, a broader investment mandate and a more streamlined product offering
In addition to diversification from a larger pool of assets, a more streamlined product will allow for more focused marketing and stockholder servicing efforts.

At a meeting held on May 22, 2018, the Board of Directors of each Fund, including all of the Directors who are not “interested persons” of the Funds under the Investment Company Act of 1940, as amended (the “Independent Directors”), unanimously approved an Agreement and Plan of Merger with respect to both Funds.

Q.	Who do we expect to vote on the Merger?
A.

CBA’s common and preferred stockholders are being asked to vote, together as a class, on the Merger. CBA preferred stockholders will also vote on the Merger as a separate class. Similarly, EMO’s common and preferred stockholders are being asked to vote, together as a class, on the Merger. EMO preferred stockholders will also vote on the Merger as a separate class.

Q.	Are EMO’s investment objectives and policies similar to those of CBA?
A.	There are no material differences between CBA’s and EMO’s investment objectives, policies and strategies.

CBA’s investment objective is to provide a high level of total return, with an equal emphasis on current distributions and capital appreciation. Similarly, EMO’s investment objective is to provide long-term investors a high level of total return with an emphasis on cash distributions. On May 29, 2018, the Board of Directors of EMO announced that it had approved an amendment to EMO’s name and 80% policy that will go into effect at the time of the Merger.

Pursuant to EMO’s amended policy, under normal market conditions, EMO will invest at least 80% of its managed assets in energy midstream entities including entities structured as both partnerships and corporations. For purposes of the 80% policy, EMO considers investments in midstream entities as those entities that provide midstream services including the gathering, transporting, processing, fractionation, storing, refining, and distribution of oil, natural gas liquids and natural gas. EMO considers an entity to be within the energy sector if it derives at least 50% of its revenues from the business of exploring, developing, producing, gathering, transporting, processing, fractionating, storing, refining, distributing, mining or marketing natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal. In addition, concurrent with the implementation of EMO’s amended 80% policy, EMO will also change its name to “ClearBridge Energy Midstream Opportunity Fund Inc.” No material change in the portfolio construction of EMO is expected in the near term because of the policy change.

In seeking to fulfill its investment objectives, CBA invests, under normal market conditions, at least 80% of its managed assets in U.S. based energy master limited partnerships (“MLPs”). For purposes of the 80% policy, CBA considers investments in MLPs to include investments that offer economic exposure to public and private MLPs in the form of MLP equity securities, securities of entities holding primarily general partner or managing member interests in MLPs, securities that are derivatives of interests in MLPs, including I-Shares, exchange-traded funds that primarily hold MLP interests and debt securities of MLPs. An issuer will be deemed to be U.S. based if (1) it is organized in the United States, or (2) it is organized elsewhere but headquartered in the United States. Energy entities are engaged in the business of exploring, developing, producing, gathering, transporting, processing, fractionating, storing, refining, distributing, mining or marketing natural gas, natural gas liquids (including propane), crude oil, refined petroleum products or coal. It may invest up to 20% of its managed assets in securities of issuers that are not MLPs. This 20% allocation may be in any of the securities described in the Prospectus/Proxy Statement, including securities of non-MLP companies engaged primarily in the energy sector.

The table below shows the portfolio mix of each Fund and on a pro forma basis.

As of February 28, 2018
	EMO (%)	CBA (%)	Pro forma combined fund (%)
Crude oil/refined products pipeline MLPs	22.65	17.41	19.96
Natural gas/natural gas liquids pipeline MLPs	46.06	41.47	43.96
Gathering and processing MLPs	27.01	28.01	26.59
Propane	1.63	3.30	2.56
Offshore	1.02	0.66	0.82
Storage/Materials	1.10	8.66	5.71
Cash	0.53	0.49	0.40

Please see “Comparison of Investment Objectives, Principal Investment Strategies, and Principal Risks” in the Proxy Statement/Prospectus for a more complete comparison of the Funds’ investment objectives, policies and a summary of the principal risks of investing in the Funds.

Q.	Why is EMO changing its name and investment policy?
A.

EMO is changing its name and policy to add potential investment flexibility by including midstream companies in EMO’s 80% policy and expanding EMO’s investment policy beyond MLPs. No material change in the portfolio construction of EMO is expected in the near term because of the policy change.

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Q.	When will this name and policy change occur?

A.

The name and policy change are intended to be effective concurrent with the Merger. No material change in the portfolio construction of EMO is expected in the near term because of the name and policy change.

Q.	How does CBA’s performance compare to EMO?

A.

For each Fund, set forth below are the average annual total returns for the Fund’s common stock, on the basis of NAV price, for various periods ended June 30, 2018, as well as comparative performance information for each Fund’s performance benchmark, Lipper peer group category average and ranking.

Performance history — Through June 30, 2018
Average annual total returns (%)
CBA	1-year	3-year	5-year
NAV (Target Fund)	-8.08	-11.79	-8.69
Alerian MLP Index	-4.58	-5.93	-4.09
Lipper Category Average — Energy MLP Funds	-0.20	-9.87	-6.80
Lipper Category & Ranking — Energy MLP Funds	23/24	19/23	14/17
EMO
NAV (Acquiring Fund)	-2.52	-10.72	-5.91
Alerian MLP Index	-4.58	-5.93	-4.09
Lipper Category Average — Energy MLP Funds	-0.20	-9.87	-6.80
Lipper Category & Ranking — Energy MLP Funds	17/24	15/23	10/17
Source: SEC filing. Performance shown represents past performance and is no guarantee of future results.

Q.	How will the Merger affect fees and expenses?

A.

It is anticipated that CBA’s stockholders’ total expense ratio will decline by 0.09% and EMO’s stockholders’ total expense ratio will decline by 0.07% as a result of the Merger. Legg Mason Partners Fund Adviser, LLC (“LMPFA”) provides administrative and certain oversight services to CBA. CBA pays an investment management fee, calculated daily and paid monthly, at an annual rate of 1.47% of CBA’s average daily net assets as of May 31, 2018. EMO currently pays LMPFA, which is also EMO’s investment manager, an investment management fee, calculated daily and paid monthly, at an annual rate of 1.49% of average daily net assets as of May 31, 2018.

Q.	What impact will the Merger have on leverage levels?

A.

The amount of leverage as a percentage of total assets following the Merger is not expected to significantly change from that of each company’s standalone leverage levels. The following table illustrates the leverage of each company on both a standalone and pro forma basis.

($ in millions) — Through May 31, 2018
	CBA	EMO	Pro forma combined company
Total Net Assets plus Leverage ($)	716	546	1,262
Loan/Fixed Rate Notes ($)	211	159	370
Preferred Shares ($)	25	23	48
Leverage ($)	236	182	418
Leverage as % of total net assets plus leverage (%)	33.0	33.3	33.1

Q.	What are the Funds’ net operating loss and capital loss carryovers?

A.

Net operating loss and capital loss carryovers are favorable tax assets that can be used by a Fund to offset income and gains in future taxable periods. As of May 31, 2018, the Funds are entitled to net operating loss and capital loss carryovers for federal income tax purposes in the amounts set forth below:

As of May 31, 2018
	CBA		EMO
	Amount of carryover ($)	Fiscal year of expiration prior to Merger	Amount of carryover ($)	Fiscal year of expiration prior to Merger
Net operating	59,995,060	11/30/2034	12,540,554	11/30/2037
loss carryover	103,447,182	11/30/2035	29,236,618	11/30/2038
	66,092,599	11/30/2038
Capital loss	168,805,903	11/30/2021	67,414,958	11/30/2021
carryover	4,806,887	11/30/2023
Total	403,147,631		109,192,130

Approximately 61.7% of EMO’s $67.4 million capital loss carryover may be forfeited as a result of the Merger. No forfeitures are anticipated for EMO’s net operating loss carryover or CBA’s loss carryovers. However, the Merger will cause the taxable year of CBA to close, which will accelerate by one year the schedule for expiration of its loss carryovers. Additionally, EMO will be limited in its ability to use CBA’s loss carryovers to offset the recognition of its “built-in gains” in assets that existed at the time of the Merger for a five-year period following the Merger. These outcomes may increase the likelihood that some portion of CBA’s loss carryovers (in particular its capital loss carryover) will expire unused. The potential loss forfeitures are based on information currently available and could change significantly by the time of the Merger. See “Information About the Proposed Merger — Federal Income Tax Consequences.”

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Q.	Will I have to pay any taxes as a result of the Merger?

A.

The Merger is intended to qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Assuming the Merger qualifies for such treatment, you generally will not recognize a gain or loss for federal income tax purposes as a result of the Merger. CBA stockholders may, however, recognize gain or loss with respect to any cash those stockholders receive pursuant to the Merger in lieu of fractional shares. As a condition to the closing of the Merger, CBA and EMO will each receive an opinion of counsel to the effect that the Merger will qualify for such treatment. Opinions of counsel are not binding on the Internal Revenue Service or the courts. You should talk to your tax advisor about any state, local and other tax consequences of the Merger. See “Information About the Proposed Merger — Federal Income Tax Consequences.”

Q.	Who will pay for the Merger?
A.

LMPFA, or an affiliate thereof, will bear 100% of each Fund’s Merger costs whether or not the Merger is consummated. The costs of the Merger are anticipated to be approximately $403,000 for CBA and approximately $575,775 for EMO ($978,775 in total). These costs include preparing, printing, assembling and mailing material and proxy solicitation and tabulation costs, which are anticipated to be $220,000.

Q.	How does the Board of each Fund recommend that I vote on the Merger?

A.

After careful consideration, CBA’s Board of Directors, including all of the Independent Directors, and EMO’s Board of Directors, including all of the Independent Directors, unanimously recommend that you vote FOR the Merger.

Q.	What will happen if the Merger is not approved? Will the name change and 80% policy change still occur?

A.

If the Merger is not approved, CBA and EMO will continue as separate investment companies, and each Board will consider such alternatives as it determines to be in the best interests of such Fund’s stockholders, including reproposing the Merger. However, to the extent the Merger is not approved, EMO’s name change and amended 80% policy will still be implemented.

Q.	When is the Merger expected to happen?

A.	If each Fund’s stockholders approve the Merger, the Merger is expected to occur on or about November 16, 2018.

Q.	Will my vote make a difference?

A.

Your vote is very important and can make a difference in the governance of each Fund, no matter how many shares you own. Your vote can help ensure that the proposal recommended by the Board of Directors of each Fund can be implemented. We encourage all stockholders to participate in the governance of each Fund.

Q.	Whom do I call if I have questions?

A.	If you need more information, or have any questions about voting, please call Broadridge Financial Solutions, Inc., the proxy solicitor, at 1-855-723-7819 or Legg Mason & Co., LLC at 1-888-777-0102.

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Brandywine Global

Clarion Partners

ClearBridge Investments

EnTrustPermal

Martin Currie

QS Investors

RARE Infrastructure

Royce & Associates

Western Asset

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•  Over $744 billion* in assets invested worldwide in a broad mix of equities, fixed income, alternatives and cash strategies

•  A diverse family of specialized investment managers, each with its own independent approach to research and analysis

•  Over a century of experience in identifying opportunities and delivering astute investment solutions to clients

Proxy information

If you have any questions about the proposal to be voted on, please call Broadridge Financial Solutions, Inc. at 1-855-723-7819 or Legg Mason & Co., LLC at 1-888-777-0102.

What should I know before investing?

All investments are subject to risks, including the possible loss of principal. Investments in MLP securities are subject to unique risks. The Fund’s concentration of investments in energy related MLPs subject it to the risks of MLPs and the energy sector, including the risks of declines in energy and commodity prices, decreases in energy demand, adverse weather conditions, natural or other disasters, changes in government regulation, and changes in tax laws. MLP cash distributions are generally tax deferred. Non-cash expenses, such as depreciation or depletion, usually offset income derived from an MLP’s operations. To the extent that these expenses exceed income, cash distributions are considered return of capital under tax law. As such, they are not taxed when received. Instead, the distribution, in the form of return of capital, reduces a unit holder’s cost basis. This adjusted cost basis, in turn, results in a higher capital gain or lower capital loss when the units are sold. Of course, there can be no assurances that distributions from an MLP will be tax deferred. The Fund will be treated as a regular corporation for U.S. federal income tax purposes and, as a result, unlike most investment companies, is subject to corporate income tax to the extent the Fund recognizes taxable income. Any taxes paid by the Fund will reduce the amount available to pay distributions to investors, and therefore investors in the Fund will likely receive lower distributions than if they invested directly in MLPs.

Where can I find more information?

For more information, including current performance, Semi/Annual Reports, and Section 19 Notices, please visit www.lmcef.com or call 888-777-0102. The Closed-End Funds are not sold or distributed by Legg Mason Investor Services, LLC (“LMIS”) or any affiliate of Legg Mason, Inc. Unlike open-end funds, shares are not continually offered. Like other public companies, closed-end funds have a one-time initial public offering, and once their shares are first issued, are generally bought and sold through non-affiliated broker/dealers and trade on nationally recognized stock exchanges. Share prices will fluctuate with market conditions and, at the time of sale, may be worth more or less than your original investment. Shares of exchange-traded closed-end funds may trade at a discount or premium to their original offering price, and often trade at a discount to their net asset value. Investment return, market price and net asset value will fluctuate with changes in market conditions. The Funds are subject to investment risks, including the possible loss of principal invested.

Distributions are not guaranteed and are subject to change.

Leverage may result in greater volatility of NAV and market price of the fund’s common shares, increasing a shareholder’s risk of loss. Investments in small-cap or illiquid securities can increase the risk and volatility of the Fund. The Fund may make significant investments in derivative instruments. Derivative instruments can be illiquid, may disproportionately increase losses, and have a potentially large impact on Fund performance. Legg Mason, Inc., its affiliates and its employees are not in the business of providing tax or legal advice to taxpayers. These materials and any tax-related statements are not intended or written to be used, and cannot be used or relied upon, by any taxpayer for the purpose of avoiding tax penalties. Tax-related statements, if any, may have been written in connection with the “promotion or marketing” of the transaction(s) or matter(s) addressed by these materials, to the extent allowed by applicable law. Any taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

*  As of June 30, 2018.
825588 CBAX474477 9/18